Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR FEBRUARY 2026

Dallas, Texas, February 6, 2026 – Argent Trust Company, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.283370 per unit, payable on February 27, 2026, to unit holders of record on February 17, 2026. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabine.com/. Additionally, printed reports can be requested and are mailed free of charge.

This distribution reflects primarily the oil production for November 2025 and the gas production for October 2025, which is considered current production. Preliminary production volumes are approximately 45,316 barrels of oil and 1,026,714 Mcf of gas. Preliminary prices are approximately $59.01 per barrel of oil and $2.27 per Mcf of gas.

This month’s distribution is lower than the previous month’s primarily due to a decrease in oil and natural gas production, along with lower pricing for oil and natural gas.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes (a)		Average Price (a)
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	45,316	1,026,714	$59.01	$2.27
Prior Month	56,504	1,314,850	$61.05	$2.31

(a)
Sales volumes are recorded in the month the Trust receives and identifies the related royalty income. Because of this, sales volumes and pricing may fluctuate from month to month based on the timing of cash receipts.

Revenues are only distributed after they are received, verified, and posted. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of January, approximately $166,000 of revenue received will be posted in the following month of February in addition to normal cash receipts received during February. Since the close of business in January and prior to this press release, approximately $476,000 in revenue has been received.

Approximately $17,000 for 2025 Ad Valorem taxes were deducted from this month’s distribution as compared to $115,000 this time last year. Ad Valorem tax payments are normal expenditures at this time of year.

The 2024 Annual Report with Form 10-K and the December 31, 2024, Reserve Summary are available on the Sabine website at http://www.sbr-sabine.com/.

Forward-looking Statements

Any statements in this press release about future events or conditions, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” “may,” “intends” and similar expressions, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Factors or risks that could cause the Trust’s actual results to differ materially from the results the Trustee anticipates include, but are not limited to the factors described in Part I, Item 1A, “Risk Factors” of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2024, and Part II, Item 1A, “Risk Factors” of subsequently filed Quarterly Reports on Form 10-Q.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in this press release represent the Trustee’s views as of the date hereof. The Trustee anticipates that subsequent events and developments may cause its views to change. However, while the Trustee may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Trustee’s views as of any date subsequent to the date hereof.

* * *

Contact:	Nancy Willis – Director of Royalty Trust Service
Argent Trust Company
Toll Free (855) 588-7839